UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2009

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit 2B, 29/F, The Centrium

60 Wyndham Street

Central, Hong Kong

(Address of principal executive offices)

+ 852-3151-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01               Entry into a Material Definitive Agreement

On July 27, 2009, Elixir Gaming Technologies, Inc. (the “Company”) issued a press release announcing that on July 24, 2009, it had entered into an Amendment No. 2 to Trade Credit Facility Agreement and Related Note (the “Second Amendment”) with Elixir International Limited (“Elixir International”), a Macau company and the wholly-owned subsidiary of Elixir Group Limited (which is the Company’s existing principal shareholder) and on July 25, 2009, the Company had entered into a Machines Operation and Participation Agreement and an Option Deed (collectively “NagaWorld Agreement”) with NagaWorld Limited (“NagaWorld”), a Hong Kong company and the wholly-owned subsidiary of the Hong Kong listed NagaCorp Ltd. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 1.01 by reference.

On July 24, 2009, the Company entered into the Second Amendment with Elixir International, pursuant to which the parties have amended the terms of the Trade Credit Facility Agreement between them dated April 21, 2008 as amended by an Amendment to Trade Credit Facility Agreement and Related Note dated November 6, 2008 (the “Facility Agreement”). Pursuant to the Second Amendment, Elixir International has agreed to restructure the payment schedule of the outstanding principal balance of approximately $9.2 million under the Facility Agreement. Under the revised payment schedule, the Company is not required to make any repayment of principal or interest under the Facility Agreement until July 1, 2010 provided that interest at the rate of 5% will continue to accrue on the outstanding principal balance. The repayment of the outstanding principal balance and interest accrued thereon shall be repaid in 18 equal monthly installments commencing on July 1, 2010.

On July 25, 2009, the Company entered into the NagaWorld Agreement with NagaWorld for placing an additional 200 electronic gaming machines on a participation basis at NagaWorld casino resort, a five-star hotel luxury casino resort in Cambodia and the only licensed full service casino in and around the capital city of Phnom Penh, with an option to place a further maximum of 200 machines by the end of this year.

Pursuant to the terms of the NagaWorld Agreement, the Company and NagaWorld will have joint control over the operation of the electronic gaming machines, including floor staff and respective audit rights. In consideration for placement of the said 200 machines, the Company shall pay a commitment fee of approximately $5.84 million to NagaWorld. The Company and NagaWorld will share the win per unit per day (“WUD”) from the said machines and certain operating costs related to marketing and floor staff at a 20% / 80% split, respectively, provided that the Company will be entitled to 100% of the WUD from the machines until it has received the total accumulated WUD of $7.3 million (representing $5.84 million plus the Company’s 20% share of the WUD). WUD from the machines will be settled and collected daily by the Company. The NagaWorld Agreement is for a term of five years commencing from October 1, 2009 and, if upon any termination of that agreement for whatever reasons, the Company has not received a total accumulated WUD of $7.3 million, then NagaWorld shall pay, within seven days after termination, the difference between $5.84 million and 80% of the WUD actually collected and received by the Company from the said 200 machines during the period from the machines operation date up to the date of termination.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description	Method of Filing

99.1	Press release dated July 27, 2009	Filed electronically herewith

99.2	Amendment No. 2 to Trade Credit Facility Agreement and Related Note dated July 24, 2009 between Registrant and Elixir International Limited	Filed electronically herewith

99.3	Machines Operation and Participation Agreement dated July 25, 2009 between Registrant, Elixir Gaming Technologies (Hong Kong) Limited and NagaWorld Limited(1)	Filed electronically herewith

99.4	Option Deed dated July 25, 2009 between Elixir Gaming Technologies (Hong Kong) Limited and NagaWorld Limited	Filed electronically herewith

(1)                                  Certain portions of the exhibit have been omitted pursuant to Registrant’s confidential treatment request filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: July 30, 2009	/s/ Clarence Chung
Clarence Chung
Chief Executive Officer